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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Avnet, Inc.

We consent to the incorporation by reference in the registration statements Nos. 333-58852, 333-39530, 333-94957 and 333-36970 on Form S-3, and Nos. 2-96800,
33-29475, 33-43855, 033-64765, 333-17271, 333-45735, 333-55806, 333-00129,
333-84671, 333-45267 and 333-89297 on Form S-8, of Avnet, Inc. and subsidiaries of our report dated August 7, 2002, with respect to the consolidated balance sheet of Avnet, Inc. and subsidiaries as of June 28, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the June 28, 2002 annual report on Form 10-K of Avnet, Inc. and subsidiaries.


                                                /s/  KPMG LLP


Phoenix, Arizona
September 25, 2002